Exhibit 99.1

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
February 25, 2015	Investor Contact: Anita W. Wimmer
(336) 884-7698

STANLEY FURNITURE ANNOUNCES

2014 OPERATING RESULTS

Company exits year with strong sales growth and operating profit

2015 plan for sales and earnings growth underway

High Point, NC February 25, 2015/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and operating results for the fourth quarter and total year ending December 31, 2014.

Sales for Stanley Furniture’s fourth quarter were up just over 20% year-over-year and up 3.5% for total year 2014. The company grew sales of continuing operations despite disruptions from the discontinuation of its Young America brand announced in April. The quarter represented improved operating results with gross margins improving to 23.3% and SG&A improving to 19.5%, within the company’s previously guided range of $3-$3.5 million. Operating income for the quarter was $599,000 compared to a loss of $1.7 million in the prior year quarter, excluding restructuring charges.

“We were pleased with our momentum exiting the year.  The distractions from discontinued operations subsided and we are fully focused on profitable growth.  In 2015 we look forward to growing sales, leveraging our cost structure and creating value for our shareholders,” stated Glenn Prillaman, President and Chief Executive Officer. “Our multi-year effort to operate competitively and grow in our industry’s changing marketplace has not been without missteps. However, the opportunity that lies ahead for our company is now showing through sales gains."

Fourth Quarter:

·       Net sales increased 20.8% to $16.0 million compared to $13.3 million in the fourth quarter of 2013.

·       Gross margin improved to 23.3% compared to 19.3% in the fourth quarter of 2013.

·       Selling, general and administrative expenses decreased to $3.1 million (19.5% of net sales) compared to $4.2 million (31.9% of net sales) in the fourth quarter of 2013, excluding a restructuring charge of $238,000 included in the prior year quarter expenses for consolidation and relocation of the corporate office.

·       Operating income was $599,000 (3.7% of net sales) compared to a loss of $1.7 million in the prior year quarter, excluding restructuring charges.

·       Other expenses includes an impairment charge of $2.5 million for an asset funded by settlements collected by the American Furniture Manufacturers Committee of Legal Trade and set aside for future legal expenses incurred by the committee.

·       Net loss from continuing operations was $6,000 compared to a net loss in the prior year quarter of $2.4 million, excluding asset impairment and restructuring charges.

·       Cash surrender value increased $15.0 million as cash was used to pay down loans and accrued interest taken against cash surrender value on life insurance policies used to fund a legacy deferred compensation plan.  The loan pay-down will reduce annual interest expense to approximately $1.4 million to $1.5 million and the company’s liquidity remains unchanged as access to these funds remains readily available.

·       As of December 31, 2014, the company’s financial position reflected $21.9 million in cash, restricted cash and cash surrender value from life insurance policies.

Total Year 2014:

·       Net sales increased 3.5% to $60.6 million compared to $58.6 million in 2013.

·       Gross margin declined slightly to 20.4% compared to 21.5% in 2013, excluding a $354,000 charge taken in second quarter of 2014 for a lease obligation related to a warehouse that was no longer being utilized.

·       Selling, general and administrative expenses decreased to $14.9 million (24.6% of net sales) compared to $15.5 million (26.5% of net sales) in 2013, excluding a restructuring charge of $770,000 included in the 2013 expenses for consolidation and relocation of the corporate office.

·       Operating loss was $2.5 million compared to a loss of $2.9 million in 2013, excluding restructuring charges.

·       Net loss from continuing operations was $5.0 million compared to a net loss of $5.4 million in 2013, excluding asset impairment and restructuring charges.

Discontinued Operations

Loss from discontinued operations for the fourth quarter was $682,000 and consisted mostly of ongoing warehouse and shipping cost, facility clean-up and exit cost and additional asset impairment charges.   Total year loss from discontinued operations was $22 million and consisted of accelerated depreciation and asset impairments, losses from final operations and salary continuation costs.  Overall cash generated from discontinued operations during the fourth quarter was $2.3 million and $10 million for the total year. The estimated cash remaining to collect on sale of inventory and customer receivables, net of liabilities and ongoing expenses is expected to be approximately $1.1 million.

Asset Impairment Charge

Other expense of $2.5 in the fourth quarter includes the impairment of prepaid legal services funded by settlements collected by the American Furniture Manufacturers Committee of Legal Trade (CLT) from 2010 through 2014 in connection with wooden bedroom furniture imported from China.  These settlements had been set aside for future legal expenses incurred as a member of the CLT. The company’s decision in the fourth quarter to discontinue manufacturing for wooden bedroom furniture in its Martinsville, Virginia facility reduces our influence with the CLT, which reduces control over this asset. Therefore, the company wrote the asset off during the quarter.

Balance Sheet

Cash, restricted cash and cash available from cash surrender value of life insurance policies was $21.9 million at December 31, 2014. Working capital, excluding cash and restricted cash, short-term investments and discontinued operations, increased to $21.4 million compared to $19.9 million at December 31, 2013. The increase was primarily the result a decrease in accrued salaries, wages and benefits tied the company's efforts to properly align its organizational structure and higher inventory levels.  “We are pleased to have maintained such a strong balance sheet during the major changes we have taken our company through over the past year. We have minimal capital expenditures planned for 2015, and we expect only a nominal investment in working capital related to the launch of new product lines,” said Prillaman.

Outlook

In 2015, the company expects to continue to maintain a healthy balance sheet, grow revenues, expand margins and generate positive net income. It expects to execute its current strategy offering diversified product lines through multiple channels of distribution while executing an efficient sourcing model and further developing the Stanley Furniture brand in the global marketplace.

“Given the size of our company and market share lost during our multi-year disruptions due to change, our management team will not be satisfied with marginal growth,” stated Prillaman. “While sales in any particular quarter remain very difficult to predict, we feel confident in our position with customers.”

Prior Period Revisions

The company identified two errors during the current year that will result in a revision to its prior year financials.The first error was disclosed and remediated prior to year end and related to the accounting for the deferred compensation liability associated with its legacy deferred compensation plan.  The second error related to not properly expensing ocean freight and the related accounts payable.  The company does not believe that the errors were material to any of the company’s previously filed financial statements, but has determined that correcting the cumulative amount of the error would be material to the fiscal 2014 consolidated financial statements.  Consequently, the company will revise its previously-issued consolidated financial statements commencing with its Form 10-K for the year ending December 31, 2014. The impact of the revision of the Company’s Consolidated Statements of Operations is to increase the net loss by 1.6% in 2013, 4.3% in the fourth quarter of 2013 and decrease net income 1.3% in 2012.

The revisions have no impact on Cash Flows for any period.  The cumulative impact of the error corrections to the Company’s Consolidated Balance Sheet and Statement of Stockholders Equity will result in recognizing an additional deferred compensation liability of $3.8 million at December 31, 2013 and $4.3 million at December 31, 2012, with a corresponding decrease in retained earnings and accumulated other comprehensive loss and an increase in accounts payable of $1.1 million and a corresponding decrease in retained earnings at December 2013. “The material weaknesses identified in our internal controls have either been remediated prior to year end or will be remediated during the first quarter of 2015,” commented Prillaman.  “Management and the Board of Directors are committed to maintaining a strong internal control environment, and believe that these efforts will improve our control environment.”

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and sourcing resource in the upscale segment of the wood residential market.The company offers a diversified product line supported by an overseas sourcing model. The company distributes and markets its Stanley Furniture brand through a network of carefully chosen retailers and interior designers worldwide. The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Thursday morning, February 26, 2015 at 9:00 a.m. Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through March 26, 2015) is (877) 660-6853, the conference number is 13598923.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, environmental, health, and safety  compliance costs,  failure or interruption of our information technology infrastructure. Any forward looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

All prior periods have been restated to disclose discontinued operations and revised numbers related to prior year errors.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC. Consolidated Operating Results (in thousands, except per share data) (unaudited)

	Three Months Ended		Twelve Months Ended
		Revised Dec 31, 2013		Revised Dec 31, 2013
	Dec 31, 2014		Dec 31, 2014

Net sales	$16,020	$13,264	$60,623	$58,559

Cost of sales	12,294	10,711	48,610	45,959

Gross profit	3,726	2,553	12,013	12,600

Selling, general and administrative expenses	3,127	4,469	14,882	16,277
Operating income (loss)	599	(1,916)	(2,869)	(3,677)

Other (expense) income, net	(2,510)	16	(2,174)	67
Interest expense, net	625	714	2,884	2,669
Loss from continuing operations before income taxes	(2,536)	(2,614)	(7,927)	(6,279)
Income tax benefit	(8)	(14)	(39)	(157)
Loss from continuing operations	(2,528)	(2,600)	(7,888)	(6,122)

Net loss from discontinued operations	(682)	(2,141)	(22,004)	(6,712)
Net loss	$(3,210)	$(4,741)	$(29,892)	$(12,834)

Diluted loss per share:
Loss from continuing operations	$(.18)	$(.19)	$(.56)	$(.43)
Loss from discontinued operations	(.05)	(.15)	(1.55)	(.48)
Diluted loss per share	$(.23)	$(.34)	$(2.11)	$(.91)

Weighted average number of shares	14,236	14,149	14,197	14,147

STANLEY FURNITURE COMPANY, INC. Supplemental Information Reconciliation of GAAP to Non-GAAP Operating Results (unaudited)
	Three Months Ended		Twelve Months Ended
	Dec 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013

Reconciliation of gross profit as reported to gross profit adjusted:
Gross profit as reported	$3,726	$2,553	$12,013	$12,600
Restructuring charge	-	-	354	-
Gross profit as adjusted	$3,726	$2,553	$12,367	$12,600
Percentage of net sales:
Gross profit as reported	23.3%	19.3%	19.8%	21.5%
Restructuring charge	-	-	.6%	-
Gross profit as adjusted	23.3%	19.3%	20.4%	21.5%

Reconciliation of selling, general and administrative expenses (SG&A) as reported to SG&A expenses adjusted:
SG&A expenses as reported	$3,127	$4,469	$14,882	$16,277
Restructuring charge	-	238	-	770
SG&A expenses as adjusted	$3,127	$4,231	$14,882	$15,507
Percentage of net sales:
SG&A expenses as reported	19.5%	33.7%	24.6%	27.8%
Restructuring charge	-	1.8%	-	1.3%
SG&A expenses as adjusted	19.5%	31.9%	24.6%	26.5%

Reconciliation of operating income (loss) as reported to operating income (loss) as adjusted:
Operating income (loss) as reported	$599	$(1,916)	$(2,869)	$(3,677)
Restructuring charge	-	238	354	770
Operating income (loss) as adjusted	$599	$(1,678)	$(2,515)	$(2,907)

Reconciliation of net loss from continuing operations as reported to net loss from continuing operations as adjusted:
Net loss from continuing operation as reported	$(2,528)	$(2,600)	$(7,888)	$(6,122)
Restructuring charge	-	238	354	770
Impaired asset write-off	2,522	-	2,522	-
Net loss from continuing operations as adjusted	$(6)	$(2,362)	$(5,012)	$(5,352)

Note:

We have included the above reconciliation of reported financial measures according to GAAP to non-GAAP financial measures because we believe that this reconciliation provides useful information that allows investors to compare operating results to those of other periods by excluding asset impairment and restructuring related charges. These measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results.

STANLEY FURNITURE COMPANY, INC. Consolidated Condensed Balance Sheets (in thousands)
	December 31, 2014	Revised December 31, 2013

Assets
Current assets:
Cash and equivalents	$5,584	$7,218
Restricted cash	1,190	1,737
Short-term investments	-	10,000
Accounts receivable, net	5,853	5,608
Inventories	24,216	23,901
Assets of discontinued operations	1,373	36,373
Prepaid expenses and other current assets	890	1,441
Deferred income taxes	66	699

Total current assets	39,172	86,977

Property, plant and equipment, net	1,990	1,935
Cash surrender value of life insurance, net	15,129	55
Other assets	3,416	6,518
Total assets	$59,707	$95,485

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,425	$7,059
Liabilities of discontinued operations	93	3,003
Accrued expenses	3,175	4,648

Total current liabilities	9,693	14,710

Deferred income taxes	66	699
Other long-term liabilities	8,969	9,086

Stockholders' equity	40,979	70,990
Total liabilities and stockholders' equity	$59,707	$95,485

STANLEY FURNITURE COMPANY, INC. Consolidated Condensed Statements of Cash Flows (in thousands)

	Twelve Months Ended
		Revised December 31, 2013
	December 31, 2014

Cash flows from operating activities:
Cash received from customers	$60,102	$59,361
Cash paid to suppliers and employees	(67,139)	(61,030)
Interest paid, net	(4,179)	(2,516)
Income taxes received, net	-	(42)
Net cash used by operating activities	(11,216)	(4,227)

Cash flows from investing activities:
Sale of short-term investments	10,000	15,000
Decrease in restricted cash	547	-
Capital expenditures	-	(1,873)
Purchase of other assets	(44)	(1,190)
Net cash provided by investing activities	10,503	11,937

Cash flows from financing activities:
Payment of insurance policy loans	(13,708)	-
Proceeds from insurance policy loans	2,701	2,416
Purchase and retirement of common stock	-	(358)
Proceeds from exercise of stock options	-	112
Net cash (used) provided by financing activities	(11,007)	2,170

Cash flows from discontinued operations:
Net cash provided (used) by discontinued operations	10,086	(13,592)

Net decrease in cash and equivalents	(1,634)	(3,712)
Cash and equivalents at beginning of period	7,218	10,930
Cash and equivalents at end of period	$5,584	$7,218

Reconciliation of net loss to net cash used by operating activities:
Net loss	$(29,892)	$(12,834)

Loss from discontinued operations	22,004	6,712
Depreciation and amortization	532	461
Stock-based compensation	978	959
Changes in assets and liabilities	(4,838)	475
Net cash used by operating activities	$(11,216)	$(4,227)